Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

March 2008 Performance Update

The Frontier Fund Supplement Dated April 8, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL : To provide you—the investor—with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

March performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	March 31, 2008 MTD	March 31, 2008 YTD	NAV / Unit
Balanced Series-1	-0.48%	6.42%	$107.97
Balanced Series-1a	-0.49%	6.36%	$96.68
Campbell/Graham Series-1	0.69%	5.15%	$96.64
Currency Series-1	3.11%	5.80%	$106.50
Long/Short Commodity Series-1	-1.83%	7.67%	$109.25
Graham Series-1	2.46%	11.40%	$105.87
Winton Series-1	-0.86%	9.46%	$124.60
Long Only Commodity Series-1	-4.76%	10.37%	$122.28
Managed Futures Index Series-1	-3.77%	10.49%	$111.14

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of March 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,581,037.16)
Unrealized trading gain/(loss)	2,592,687.57
Less: commissions	(223,503.03)
Less: FCM fees	(126,354.38)
Foreign currency gain/(loss)	(9,909.29)
Interest income	94,301.91

Total Income	(253,814.38)
EXPENSES
Management fees	(270,192.03)
Incentive fees	425,985.09
Broker service fees	523,726.33

Total Expenses	679,519.39
Net Income (Loss)	$(933,333.77)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,899,980.43554	$206,123,645.48	108.49
Current month additions	15,597.64222	1,699,475.17
Current month redemptions	(50,481.39668)	(5,514,869.07)
Net Income (loss) for current month		(933,333.77)

Net Asset Value, end of current month	1,865,096.68108	$201,374,917.81	107.97

Monthly rate of return			-0.48%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Balanced Series 1

THE FRONTIER FUND BALANCED SERIES-1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(72,831.05)
Unrealized trading gain/(loss)	71,699.79
Less: commissions	(6,342.02)
Less: FCM fees	(3,588.98)
Foreign currency gain/(loss)	(282.75)
Interest income	8,732.36

Total Income	(2,612.65)
EXPENSES
Trading Fee	5,885.96
Management fees	(6,789.32)
Incentive fees	12,012.24
Broker service fees	14,884.76

Total Expenses	25,993.64
Net Income (Loss)	$(28,606.29)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,790.12853	$5,809,092.48	97.16
Current month additions	344.76266	33,675.57
Current month redemptions	(364.42366)	(35,421.09)
Net Income (loss) for current month		(28,606.29)

Net Asset Value, end of current month	59,770.46753	$5,778,740.67	96.68

Monthly rate of return			-0.49%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Balanced Series 1A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,307,932.06
Unrealized trading gain/(loss)	(538,933.12)
Less: commissions	(14,560.59)
Less: FCM fees	(30,391.61)
Foreign currency gain/(loss)	(9,037.83)
Interest income	26,527.33

Total Income	741,536.24
EXPENSES
Management fees	110,071.87
Incentive fees	73,491.27
Broker service fees	148,505.41

Total Expenses	332,068.55
Net Income (Loss)	$409,467.69

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	599,100.32925	$57,500,595.47	95.98
Current month additions	9,528.63835	931,642.55
Current month redemptions	(16,422.32533)	(1,613,369.32)
Net Income (loss) for current month		409,467.69

Net Asset Value, end of current month	592,206.64227	$57,228,336.39	96.64

Monthly rate of return			0.69%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Campbell Graham Series 1

THE FRONTIER FUND CURRENCY SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$367,650.64
Unrealized trading gain/(loss)	5,618.45
Less: FCM fees	(5,724.20)
Interest income	5,573.54

Total Income	373,118.43
EXPENSES
Management fees	9,331.62
Incentive fees	—
Broker service fees	28,313.99

Total Expenses	37,645.61
Net Income (Loss)	$335,472.82

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	104,285.10773	$10,771,707.08	103.29
Current month additions	5,976.27401	628,923.77
Current month redemptions	(3,005.49143)	(312,930.50)
Net Income (loss) for current month		335,472.82

Net Asset Value, end of current month	107,255.89031	$11,423,173.17	106.50

Monthly rate of return			3.11%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,259,638.48)
Unrealized trading gain/(loss)	1,751,181.64
Less: commissions	(41,500.07)
Less: FCM fees	(12,055.84)
Foreign currency gain/(loss)	—
Interest income	59,891.40

Total Income	(502,121.35)
EXPENSES
Management fees	82,675.04
Incentive fees	15,859.15
Broker service fees	94,949.67

Total Expenses	193,483.86
Net Income (Loss)	$(695,605.21)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	328,864.08072	$36,596,146.60	111.28
Current month additions	28,568.81015	3,162,698.60
Current month redemptions	(5,466.54040)	(611,547.75)
Net Income (loss) for current month		(695,605.21)

Net Asset Value, end of current month	351,966.35047	$38,451,692.24	109.25

Monthly rate of return			-1.83%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Long/Short Commodity Series 1

THE FRONTIER FUND GRAHAM SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$443,257.86
Unrealized trading gain/(loss)	(224,902.92)
Less: commissions	(4,142.08)
Less: FCM fees	(3,264.96)
Foreign currency gain/(loss)	(2,646.01)
Interest income	3,416.67

Total Income	211,718.56
EXPENSES
Management fees	16,372.21
Incentive fees	(7,372.02)
Broker service fees	19,996.66

Total Expenses	28,996.85
Net Income (Loss)	$182,721.71

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	72,211.51164	$7,461,330.06	103.33
Current month additions	5,792.28258	613,194.20
Current month redemptions	(1,129.71533)	(118,354.95)
Net Income (loss) for current month		182,721.71

Net Asset Value, end of current month	76,874.07889	$8,138,891.02	105.87

Monthly rate of return			2.46%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Graham Series 1

THE FRONTIER FUND WINTON SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,921,880.53
Unrealized trading gain/(loss)	(3,396,336.82)
Less: commissions	(10,743.56)
Less: FCM fees	(16,992.94)
Foreign currency gain/(loss)	(21,016.46)
Interest income	24,361.13

Total Income	(498,848.12)
EXPENSES
Management fees	68,095.44
Incentive fees	(231,666.67)
Broker service fees	125,386.76

Total Expenses	(38,184.47)
Net Income (Loss)	$(460,663.65)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	372,253.76651	$46,782,321.47	125.67
Current month additions	48,471.35129	6,106,650.73
Current month redemptions	(2,858.81402)	(363,256.37)
Net Income (loss) for current month		(460,663.65)

Net Asset Value, end of current month	417,866.30378	$52,065,052.18	124.60

Monthly rate of return			-0.86%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(279,801.93)
Unrealized trading gain/(loss)	11,013.00
Less: commissions	—
Less: FCM fees	(2,325.26)
Foreign currency gain/(loss)	—
Interest income	9,135.54

Total Income	(261,978.65)
EXPENSES
Management fees	5,803.73
Incentive fees	—
Broker service fees	9,645.63

Total Expenses	15,449.36
Net Income (Loss)	$(277,428.01)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	44,702.50253	$5,739,430.64	128.39
Current month additions	1,511.49173	190,639.11
Current month redemptions	(767.39942)	(95,486.22)
Net Income (loss) for current month		(277,428.01)

Net Asset Value, end of current month	45,446.59484	$5,557,155.52	122.28

Monthly rate of return			-4.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES-1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

March 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$40,635.19
Unrealized trading gain/(loss)	(69,625.30)
Less: commissions	(280.72)
Less: FCM fees	(348.35)
Foreign currency gain/(loss)	(117.88)
Interest income	1,336.33

Total Income	(28,400.73)
EXPENSES
Management fees	1,393.81
Incentive fees	—
Broker service fees	1,464.54

Total Expenses	2,858.35
Net Income (Loss)	$(31,259.08)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,444.75217	$859,785.26	115.49
Current month additions	518.11358	60,064.22
Current month redemptions	(668.17678)	(77,856.44)
Net Income (loss) for current month		(31,259.08)

Net Asset Value, end of current month	7,294.68897	$810,733.96	111.14

Monthly rate of return			-3.77%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund-Managed Futures Index Series 1